As filed with the Securities and Exchange Commission on October 1, 2002
Registration No. 333-96909

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greater Bay Bancorp
(Exact name of registrant as specified in its charter)
California	77-0387041
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2860 West Bayshore Road
Palo Alto, California 94303
(650) 813-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

LINDA M. IANNONE, ESQ.
General Counsel
Greater Bay Bancorp
400 Emerson Street, 3rd Floor
Palo Alto, California 94301
(650) 614-5734
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Quicksilver, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064-1614
Telephone: (310) 312-4000

Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Greater Bay Bancorp hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion) Dated October             , 2002

PROSPECTUS

$312,877,000

ZERO COUPON SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIESSM (CODESSM ) DUE 2022 AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE CODES

We, Greater Bay Bancorp, issued the CODES in a private placement in April 2002 at an issue price of $639.23 per CODES (63.923% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their CODES and the shares of our common stock issuable upon conversion of their CODES.

Holders may convert each of their CODES into 15.3699 shares of our common stock under any of the following circumstances: (i) during any quarterly conversion period if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the first day of that conversion period is more than 120% of the accreted conversion price per share of common stock on that thirtieth day; (ii) during the five business day period following any 10 consecutive trading days in which the average trading price for a CODES is less than 105% of the average conversion value of the CODES during that period; (iii) during that period, if any, following the 30th day after the initial issuance of the CODES that the credit rating assigned to the CODES by either Moody’s or Standard & Poor’s is below a specified level, if the credit rating assigned to the CODES is suspended or withdrawn by either of these rating agencies, or if neither rating agency is rating the CODES or providing ratings services coverage to us; (iv) if the CODES have been called for redemption; and (v) upon the occurrence of specified corporate transactions. The conversion rate may be adjusted as described in this prospectus. The conversion rate will not be adjusted for accreted issue discount.

We will not pay interest on the CODES prior to maturity unless contingent interest or additional amounts become payable or we elect to convert the CODES to semi-annual coupon notes upon the occurrence of a tax event. On April 24, 2022, a holder will receive $1,000 per CODES. The issue price of each CODES represents a yield to maturity of 2.25% per annum calculated from April 24, 2002 if no contingent interest is paid. The CODES rank equal in right of payment to all of our existing and future senior unsecured indebtedness.

We will pay contingent interest to holders of CODES during any six-month period commencing after October 24, 2002 if the average trading price of a CODES for a measurement period preceding any of those six-month periods equals 120% or more of the sum of the issue price and accreted issue discount for those CODES. The contingent interest payable per CODES in respect of any six-month period will be paid on the accreted value of the CODES at a rate equal to the greater of (i) a per annum rate equal to 5% of our then-current estimated borrowing rate for senior non-convertible, non-contingent debt with a maturity date and other terms comparable to the CODES (but in no case more than 0.5%) and (ii) 0.35% per annum. For United States federal income tax purposes, the CODES will be treated as contingent payment debt instruments. You should read the discussion of certain United States federal income tax considerations relevant to the CODES beginning on page 38.

Holders may require us to purchase all or a portion of their CODES on April 24, 2004, at a price of $668.49 per CODES, on April 24, 2007, at a price of $714.90 per CODES, on April 24, 2012 at a price of $799.52 per CODES and on April 24, 2017, at a price of $894.16 per CODES, in each case plus accrued and unpaid contingent interest and additional amounts, if any, to the date of purchase. In addition, upon a change in control of Greater Bay, holders may require us to repurchase all or a portion of their CODES.

We may redeem all or a portion of the CODES at any time on or after April 24, 2007, at the prices set forth in “Description of the CODES – Optional Redemption by Greater Bay.”

Shares of our common stock are quoted on The Nasdaq National Market under the trading symbol “GBBK.” The last reported sale price of the shares on September 23, 2002 was $24.50 per share.

Before deciding whether to invest, you should read the “ Risk Factors” beginning on Page 7.

We will not receive any of the proceeds from the sale of the CODES or the shares of common stock by any of the selling securityholders. The CODES and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on The Nasdaq Stock Market. See “Plan of Distribution.” The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any CODES or shares of common stock as principals, any profits received by those broker-dealers on the resale of the CODES or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GREATER BAY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GREATER BAY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2002

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. A prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Greater Bay Bancorp and the securities. In this prospectus, “Greater Bay,” “we,” “us,” and “our” refer to Greater Bay Bancorp and its consolidated subsidiaries unless otherwise expressly or stated where the context otherwise requires. For more complete information on Greater Bay Bancorp and its financial statements, and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read this prospectus, the relevant prospectus supplement, if any, and the documents referred to in “Where You Can Find More Information.”

About Greater Bay Bancorp

Greater Bay is a independent regional community financial services holding company headquartered in Northern California. We provide a wide range of commercial banking services to small and medium–sized businesses, real estate developers, property managers, business executives, professionals and other individuals. We operate throughout the San Francisco Bay Area including Silicon Valley, San Francisco and the San Francisco Peninsula, the East Bay, Santa Cruz, Marin, Monterey, and Sonoma Counties.

We had 11 community bank subsidiaries at June 30, 2002: Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, with 45 offices located in Aptos, Blackhawk, Capitola, Carmel, Cupertino, Danville, Fremont, Hayward, Lafayette, Los Gatos, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Rafael, San Ramon, Santa Clara, Santa Cruz, Saratoga, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

We also own ABD Insurance and Financial Services, Inc., a commercial insurance brokerage firm, and conduct business through the following divisions: CAPCO, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Carmel, Greater Bay Bank Marin, Greater Bay Bank Santa Clara Valley Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay Bank International Banking Division, Matsco, Pacific Business Funding and the Venture Banking Group.

The Greater Bay Trust Company, which is a division of Cupertino National Bank, offers a full range of fee-based trust services directly to its clients and administers several types of retirement plans, including corporate pension plans, 401(k) and individual plans and retirement plans, with an emphasis on the investment management, custodianship and trusteeship of those plans.

At June 30, 2002, we had total assets of $8.5 billion, net loans of $4.6 billion, total deposits of $5.3 billion and $736 million in total regulatory capital.

Our principal executive offices are located at 2860 West Bayshore Road, Palo Alto, California, 94303, and our telephone number is (650) 813-8200. Our Web site is www.gbbk.com. Our website is not part of this prospectus.

The Offering

Issuer	Greater Bay Bancorp

Seller	One or more of the selling securityholders. For more information, see “Selling Securityholders.” We are not selling any of the securities.

Securities Offered
Up to $312,877,000 aggregate principal amount at maturity of Zero Coupon Senior Convertible Contingent Debt Securities (“CODES”) due April 24, 2022, and shares of common stock issuable upon conversion of the CODES. We will not pay interest on the CODES prior to maturity unless contingent interest or additional amounts become payable or we exercise our option to convert the CODES to semi-annual coupon notes upon the occurrence of a tax event.

Maturity Date	April 24, 2022.

Yield to Maturity of CODES	2.25% per year, computed on a semiannual bond equivalent basis, calculated from April 24, 2002, excluding any contingent interest and additional amounts.

Ranking
The CODES are senior unsecured obligations of Greater Bay Bancorp and rank equal in right of payment with all existing and future senior unsecured indebtedness of Greater Bay Bancorp. As of June 30, 2002, Greater Bay had approximately $35 million of senior debt outstanding. As of June 30, 2002, our subsidiaries had approximately $2.2 billion of total borrowings and $5.3 billion of deposit liabilities.

Contingent Interest
We will pay contingent interest to the holders of CODES during any six-month period from October 24 to April 23 and from April 24 to October 23, commencing with the six-month period beginning October 24, 2002, if the average trading price (as defined in this prospectus) of a CODES for the five trading days ending on the second business day immediately preceding the relevant six-month period equals 120% or more of the sum of the issue price and accreted issue discount for those CODES to the day immediately preceding the relevant six-month period.

The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.0% of our estimated borrowing rate for senior non-convertible, non-contingent fixed-rate indebtedness with a maturity date and other terms comparable to the CODES (but in no case more than 0.5%) and (ii) 0.35% per annum, in each case multiplied by the sum of the issue price and the accreted issue discount as of the day immediately preceding the relevant six-month period. Contingent interest, if any, will accrue and be payable to holders of record of CODES as of the fifteenth day preceding the last day of the relevant six-month period. These payments will be paid on the last day of the relevant six-month period. Issue discount will continue to accrete at 2.25% per annum whether or not contingent interest is paid. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights	A holder may convert CODES into shares of our common stock prior to stated maturity under any of the following circumstances:

•      During any quarterly conversion period if the closing sale price of our common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of that conversion period is more than 120% of the accreted conversion price per share of common stock on that thirtieth day;

•      During the five business day period following any 10 consecutive trading day period in which the average of the trading prices for a CODES was less than 105% of the average conversion value (as defined in this prospectus) for the CODES during that period;

•      During any period following the 30th day after the initial issuance of the CODES in which the credit rating assigned to the CODES by either Moody’s or Standard & Poor’s is below Ba3 and BB-, respectively, in which the credit rating assigned to the CODES is suspended or withdrawn by either rating agency or in which neither rating agency is rating the CODES or providing ratings services coverage to us;

• if the CODES have been called for redemption; or

•      upon the occurrence of specified corporate transactions described under “Description of the CODES—Conversion Rights.”

For each CODES surrendered for conversion, the holder initially will receive 15.3699 shares of our common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accreted issue discount. Upon conversion, the holder will not receive any cash payment representing accreted issue discount. Instead, accreted issue discount will be deemed paid by the shares of common stock received by the holder of CODES on conversion. See “Description of the CODES—Conversion Rights.”

Sinking Fund	None.
Optional Redemption by Greater Bay Bancorp
We may not redeem the CODES prior to April 24, 2007. We may redeem some or all of the CODES on or after April 24, 2007, at the redemption prices set forth under “Description of the CODES—Optional Redemption by Greater Bay.”

Optional Repurchase Right of Holders
Holders may require us to repurchase all or a portion of their CODES on April 24, 2004, 2007, 2012 and 2017 at the following prices:
•      on April 24, 2004 at a price of $668.49 per CODES;
•      on April 24, 2007 at a price of $714.90 per CODES;
•      on April 24, 2012 at a price of $799.52 per CODES; and
•      on April 24, 2017 at a price of $894.16 per CODES
See “Description of the CODES—Repurchase of CODES at the Option of Holder.”

Change in Control Repurchase Right of Holders
Upon a change in control of Greater Bay, holders may require us, subject to certain conditions, to repurchase all or a portion of their CODES. We will pay a repurchase price equal to the issue price of those CODES plus accreted issue discount to the date of purchase. See “Description of the CODES—Repurchase at Option of Holders Upon Change in Control.”

Issue Discount
We issued our CODES at a price significantly below the principal amount at maturity of the CODES. This issue discount will accrete at a rate of 2.25% per year beginning on the date of issuance of those CODES, calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United States federal income tax purposes, is expected to exceed the accreted issue discount.

Optional Conversion to Semiannual Coupon Notes Upon Tax Event
From and after the occurrence of a tax event (as defined in this prospectus), at the option of Greater Bay, cash interest instead of future issue discount will accrue on each CODES from the option exercise date at 2.25% per year on the restated principal amount (which will equal the sum of the issue price and accreted issue discount) and shall be payable semiannually to holders of record on the related record date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the option exercise date. In that event the redemption price, purchase price and change in control purchase price will be adjusted. However, the holder will continue to have the same conversion rights with respect to its CODES notwithstanding the restated principal amount.

Tax Original Issue Discount
Under the indenture, we agreed, and by acceptance of a beneficial interest in the CODES each beneficial owner of the CODES will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment. Under the contingent payment debt regulations, even if we do not pay any cash interest (including any contingent interest) on the CODES, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes.

The rate at which the tax original issue discount will accrue will exceed the yield of 2.25% for the accreted issue discount described above. For purposes of the contingent payment debt regulations, holders will be required to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment and will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the CODES at a gain. See “Certain United States Federal Income Tax Considerations.”

Holders should consult their tax advisors regarding the tax treatment of the CODES and whether a purchase of the CODES is advisable in light of the agreed-upon tax treatment and the investor’s particular tax situation.

Events of Default
If there is an event of default on the CODES, the issue price of the CODES plus the accreted issue discount may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances.

Form, Denomination and Registration
The CODES have been issued in fully registered form, in denominations of $1,000 principal amount at maturity and are represented by one or more global securities, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the CODES—Form, Denomination and Registration.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the CODES or shares of common stock offered under this prospectus. See “Use of Proceeds.”
Absence of a Public Market for the CODES	The CODES issued in the initial private placement are eligible for trading on the PORTAL market. However, the CODES sold under this prospectus are not eligible for trading on that market.
Nasdaq National Market Symbol for our Common Stock	Our common stock is traded on The Nasdaq National Market under the symbol “GBBK.”

A WARNING ABOUT FORWARD-LOOKING INFORMATION

Discussions of certain matters contained in this prospectus and relevant prospectus supplement may constitute forward-looking statements within the meaning of the Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. You can generally identify forward looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. Our actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in forward-looking statements. The following discussion under “Risk Factors” provides some of the factors that might cause such a difference.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described above, and in documents incorporated by reference in this prospectus. For these statements, Greater Bay claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should rely only on the information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Offers to sell securities and sales of securities are authorized only in jurisdictions where offers and sales are permitted. The information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

RISK FACTORS

In addition to the other information in this prospectus, including the matters addressed in “A Warning about Forward-looking Information,” you should consider the matters described below before deciding whether to invest in our securities.

Risk Factors Relating to Greater Bay

Failure to successfully execute our growth strategy or to integrate recently acquired subsidiaries could adversely affect our performance.

Our financial performance and profitability will depend on our ability to execute our corporate growth strategy and manage our recent and possible future growth. Although management believes that it has substantially integrated the business and operations of recently acquired subsidiaries, there can be no assurance that unforeseen issues relating to the assimilation of these subsidiaries will not adversely affect us. In addition, any future acquisitions and our continued growth may present operating and other problems that could have an adverse effect on our business, financial condition and results of operations. Our financial performance will also depend on our ability to maintain profitable operations through implementation of our regional community banking philosophy. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

Our recent acquisition of an insurance agency could periodically reduce our profitability if insurance agency revenue does not meet our expectations.

Our insurance agency revenues are affected by premium rate levels in the property and casualty and employee benefits insurance markets and by available capacity in the insurance markets. If we lose significant business or are unsuccessful in continuing to develop new business, or we are unable to place insurance coverage, our insurance agency revenues could decline.

Portions of the purchase price paid for the insurance agency were recorded as intangible assets. Periodically, we assess whether these intangible assets have become impaired and must be recorded at a lower value. Significant declines in insurance agency revenue might require a lower value. Recording a lower value results in an impairment loss that would increase our expenses for the applicable period. Significant declines, or expectations of declines, in insurance agency revenue could periodically result in significant impairment loss expense.

Changes in market interest rates may adversely affect our performance.

Our earnings are impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings. The relationship between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

Our Bay Area business focus and economic conditions in the Bay Area could adversely affect our operations.

Our Bay Area business focus and economic conditions in the Bay Area could adversely affect our operations. Our operations are located in Northern California and concentrated primarily in Alameda, Contra Costa, Marin, Monterey, San Francisco, San Mateo, Santa Cruz, Santa Clara and Sonoma counties, which includes the area known as the “Silicon Valley”. As a result of this geographic concentration, our results depend largely upon economic and business conditions in these areas. The economy in our market areas has exhibited weakness.

Many publicly and privately held technology firms have experienced a decline in their stock prices and valuations. At the same time, firms in the technology industry have experienced greater difficulty than in the past in obtaining capital and funding. The inability of such firms to obtain necessary capital and funding has adversely affected existing business and resulted in a significant slowdown in the growth of the technology industry. A prolonged or further decline in economic and business conditions in our market areas, particularly in the technology and real estate industries on which the Bay Area depends, could have a material impact on the quality of our loan portfolio or the demand for our products and services, which in turn may have a material adverse effect on our results of operations. A continued weakening in the national economy might further exacerbate local economic conditions. The extent of the future impact of these events on economic and business conditions cannot be predicted.

Our future warrant income can not be predicted.

We have historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. We may not be able to realize gains from these equity instruments in future periods due to fluctuations in the market prices of the underlying common stock of these companies. The timing and amount of income, if any, from the disposition of client warrants typically depend upon factors beyond our control, including the general condition of the public equity markets, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. Therefore, future gains cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. In addition, a significant portion of the income we realize from the disposition of client warrants may be offset by expenses related to our efforts to build an infrastructure sufficient to support our present and future business activities, as well as expenses incurred in evaluating and pursuing new business opportunities.

We are subject to government regulation that could limit or restrict our activities, which in turn could adversely impact our operations.

The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, and not to benefit our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time. Significant new laws or changes in existing laws or repeal of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us.

Competition may adversely affect our performance.

The financial services business in our market areas is highly competitive. It is becoming increasingly competitive due to changes in regulation, technological advances, and the accelerating pace of consolidation among financial services providers. We face competition both in attracting deposits and in making loans. We compete for loans principally through the interest rates and loan fees we charge and the efficiency and quality of services we provide. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

A significant source of risk arises from the possibility that losses will be sustained if a significant number of our borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

Risk Factors Relating to the CODES

If our banking subsidiaries are unable to pay dividends to us, we may not be able to make payments due on the CODES at maturity or on an earlier repurchase date.

On April 24, 2004, 2007, 2012 and 2017, and upon the occurrence of a change in control of Greater Bay, holders of CODES may require us to purchase their CODES. Any such repurchase must be for cash. We will also be required to make cash payments on the CODES at their maturity. However, it is possible that we will not have sufficient funds at those times to make the required purchase of the CODES, and that we will not be able to arrange financing to pay the repurchase price in cash. Our failure to repurchase the CODES would constitute an event of default under the indenture under which we issued the CODES, which default might also constitute a default under the terms of our other indebtedness at that time.

We are a financial services holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our bank subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over each of the banks. Payment of dividends by the banks is also subject to each of the bank’s profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit the banks or Greater Bay from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the banks or Greater Bay, could be deemed to constitute an unsafe or unsound practice.

Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the banks are prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act. Payment of dividends by the banks also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe or unsound banking practice. As of June 30, 2002, approximately $83.7million was available for the payment of dividends to us by our bank subsidiaries without further approval from the bank regulating authorities.

In addition to regulatory restrictions on the payment of dividends, the banks are subject to significant restrictions imposed by federal law on any extensions of credit they make to their affiliates and on investments in stock or other securities of their affiliates. We are considered an affiliate of the banks. These restrictions prevent affiliates of the banks, including us, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of each bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of each bank’s capital stock and surplus.

The CODES are effectively subordinate to the claims of all creditors of our subsidiaries and our funds might be exhausted before any payment could be made to holders of the CODES.

As a holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus the right of a holder of CODES to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. For example, if any of our subsidiary banks is liquidated or reorganized, depositors of such bank would have the right to receive payment in full from that bank before we received payment, unless we were considered a creditor of that bank. At June 30, 2002, our subsidiaries had total borrowings of $2.2 billion and $5.3 billion of deposit liabilities.

An active trading market for CODES may not develop.

The CODES comprise a new issue of securities for which there is currently no public market. If the CODES are traded after their initial issuance, they may trade at a discount from their issue price plus accrued original issue discount, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the CODES. To the extent that an active trading market does not develop, the price at which a purchaser of CODES may be able to sell the CODES, if at all, may be less than the price a purchaser of CODES pays for them in this offering.

Purchaser of CODES should consider the United States federal income tax consequences of owning the CODES.

We and each holder of CODES agreed in the indenture to treat the CODES as indebtedness that is subject to United States Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the CODES will be so treated. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the CODES will have a significantly lower yield to maturity. In addition, a holder will recognize ordinary income, upon a sale, exchange, conversion, repurchase or redemption of the CODES at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of common stock received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences to them of acquiring, owning and disposing of the CODES and common stock. See “Certain United States Federal Income Tax Considerations.”

The CODES will not contain restrictive covenants, and there is limited protection in the event of a change in control.

The indenture under which the CODES have been issued does not contain restrictive covenants that would protect holders of CODES from several kinds of transactions that may adversely affect them. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, will not protect holders of CODES in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the CODES upon a change in control is limited to the transactions specified in the definition of a “change of control” under “Description of CODES – Repurchase at Option of Holders Upon Change in Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change in control.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a World Wide Web site maintained by the SEC at http://www.sec.gov.

Greater Bay has filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information shown in the registration statement. For further information with respect to Greater Bay and the securities offered by this prospectus, you should read the registration statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC, at the address shown above, or through the SEC’s Web site.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in listed documents and future filings that is deemed not to be filed) until all of the securities being offered are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2001 (including the documents incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•
Current Reports on Form 8-K filed on September 17, 2002, August 8, 2002, August 6, 2002, July 29, 2002, July 17, 2002, July 2, 2002, May 14, 2002, April 30, 2002, April 25, 2002, April 22, 2002, April 18, 2002, April 16, 2002, April 4, 2002, March 14, 2002, February 27, 2002 and January 16, 2002; and

•	Registration Statements on Form 8-A filed on August 8, 2001, November 25, 1998 and March 3, 1997.

You may request a copy of these incorporated filings, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may request copies by writing or telephoning Greater Bay Bancorp, 400 Emerson Street, 3rd Floor, Palo Alto, California 94301, Attention: Corporate Secretary, telephone (650) 812-8200.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the CODES or the shares of common stock issuable upon conversion of the CODES.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods specified.

Statements re Computation of Ratios of Earnings to Fixed Charges

	For the Periods Ended		For the Years Ended December 31,
	6/30/2002	6/30/2001	2001	2000	1999	1998	1997
Income before income taxes	$97,801	$77,592	$106,284	$110,829	$77,762	$64,431	$51,246
Fixed charges:
Interest expense and dividends paid on Trust Preferred Securities	84,519	98,211	199,956	165,892	110,710	90,219	71,332
Interest factor of rental expense	2,869	1,769	3,733	2,778	2,493	1,978	1,760

Fixed charges	87,388	99,980	203,689	168,670	113,203	92,197	73,092
Less: interest expense on deposits	41,735	74,642	132,655	146,269	98,588	78,525	64,675

Net fixed charges	45,653	25,338	71,034	22,401	14,615	13,672	8,417

Earnings, excluding interest on deposits	$143,454	$102,930	$177,318	$133,230	$92,377	$78,103	$59,663

Ratio of earnings, excluding interest on deposits, to net fixed charges(1)	3.14x	4.06x	2.50x	5.95x	6.32x	5.71x	7.09x
Earnings, including interest on deposits	$185,189	$177,572	$309,973	$279,499	$190,965	$156,628	$124,338

Ratio of earnings, including interest on deposits, to fixed charges(2)	2.12x	1.78x	1.52x	1.66x	1.69x	1.70x	1.70x

(1)
For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

(2)
For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.

DESCRIPTION OF THE CODES

We issued the CODES under an indenture dated as of April 24, 2002, between us and Wilmington Trust Company, as trustee. The terms of the CODES include those provided in the indenture and those provided in the registration rights agreement dated as of April 24, 2002, between us and the initial purchasers of the CODES.

The following description is only a summary of the material provisions of the CODES and the indenture. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the

CODES. You may request copies of these documents at our address set forth above under “Where You Can Find More Information.”

When we refer to Greater Bay in this section, we refer only to Greater Bay Bancorp, a California corporation, and not its subsidiaries.

Brief Description of the CODES

The CODES are:

•	limited to $312,877,000 aggregate principal amount at maturity;

•	general unsecured, unsubordinated obligations, and, as indebtedness of Greater Bay, and are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	convertible into our common stock as described below under “Conversion Rights;”

•	redeemable at our option on or after April 24, 2007 upon the terms and at the redemption prices set forth below under “Optional Redemption by Greater Bay;”

•
subject to repurchase by us at the option of the holders of CODES upon the terms and at the repurchase prices set forth below under “Repurchase of CODES at the Option of Holder” and “Repurchase at Option of Holders Upon Change in Control;” and

•	due on April 24, 2022, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders of CODES.

The CODES are being offered at a substantial discount from their principal amount at maturity. Except as described below under “Optional Conversion to Semiannual Coupon Note Upon Tax Event,” we will not make periodic payments of interest on the CODES, other than contingent interest described below under “Contingent Interest.” Each CODES were issued at an issue price of $639.23 per CODES. However, issue discount will accrete on the CODES while they remain outstanding. Issue discount is the difference between the issue price and the principal amount at maturity of a CODES. Issue discount will accrete at a rate of 2.25% per annum from the date of issuance. Issue discount will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The issue date of the CODES and the commencement of accretion of issue discount was April 24, 2002.

Issue discount will cease to accrue on a CODES upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a CODES that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled.

Under the indenture, we agreed, and by acceptance of a beneficial interest in the CODES each beneficial owner of the CODES will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment. Under the contingent payment debt regulations, even if we do not pay any cash interest (including any contingent interest) on the CODES, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount will accrue will exceed the yield of 2.25% for the accreted issue discount described above. For purposes of the contingent payment debt regulations, holders will be required to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment and will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the CODES at a gain. See “Certain United States Federal Income Tax Considerations.”

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect holders in the event of a highly leveraged transaction or a change in control of Greater Bay except to the extent described below under “Repurchase at Option of Holders Upon Change in Control.” The CODES are not subject to legal or covenant defeasance.

Under the indenture we are obligated to provide the trustee, the calculation agent and the conversion agent with certain information in order for them to properly make determinations under the indenture as described in this prospectus.

For information regarding conversion, registration of transfer and exchange of global CODES, see “Form, Denomination and Registration.”

Conversion Rights

Holders may convert any outstanding CODES (or portions of outstanding CODES) into our common stock at a conversion rate of 15.3699 shares per $1,000 principal amount at maturity of CODES. The conversion rate is, however, subject to adjustment as described below. We will not issue fractional shares of our common stock upon conversion of CODES. Instead, we will pay a cash adjustment based upon the closing price of our common stock on the trading day immediately preceding the conversion date. A holder may convert CODES only in denominations of $1,000 and whole multiples of $1,000.

General

Holders may surrender CODES for conversion into our common stock prior to stated maturity if any of the following conditions is satisfied:

•
during any conversion period if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the accreted conversion price per share of common stock, as described below, on that thirtieth trading day;

•
during the five business-day period following any 10 consecutive trading day period in which the average of the trading prices for the CODES for that 10 trading day period was less than 105% of the average conversion value, as described below, for the CODES during that period;

•
during such period, if any, in which the credit rating assigned to the CODES by either Moody’s or Standard & Poor’s is below a specified level, in which the credit rating assigned to the CODES is suspended or withdrawn by either of such rating agencies or in which neither rating agency is rating the CODES or providing ratings services coverage to us;

•	if we have called the CODES for redemption; and

•	upon the occurrence of specified corporate transactions discussed below.

Conversion Upon Satisfaction of Market Price Conditions

A holder may surrender any of its CODES for conversion into our common stock during any conversion period if the closing price of our common stock, for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period, exceeds 120% of the accreted conversion price per share of common stock on the thirtieth day. The “accreted conversion price” per share of common stock as of any day equals the quotient of the issue price of a CODES plus the accreted issue discount for such CODES, divided by the number of shares of common stock issuable upon conversion of the CODES on that day. The “closing price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on The Nasdaq National Market or, if our common stock is not listed on The Nasdaq National Market, on the principal securities exchange or inter-dealer quotation system on which our common stock is then traded.

A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including, the thirtieth trading day in the immediately following fiscal quarter.

The conversion agent, which is Wilmington Trust Company, as trustee, will, on our behalf, determine daily if the CODES are convertible as a result of the closing price of our common stock and notify us and we will deliver written notice to the trustee.

A holder also may surrender any of its CODES for conversion into our common stock during the five business day period following any 10 consecutive trading day period in which the average of the trading prices for the CODES for that 10 trading day period was less than 105% of the average conversion value for the CODES during that period.

“Conversion value” is equal to the product of the closing price, as discussed above, for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each CODES is then convertible. “Average conversion value” is equal to the sum of the conversion values for each day in the relevant period divided by the number of days in the period.

The “trading price” of a CODES on any date of determination means the average of the secondary market bid quotations per CODES obtained by us or the calculation agent for $10 million principal amount of CODES at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used.

If:

•	either we or the calculation agent cannot reasonably obtain at least one bid for $10 million principal amount of the CODES from a nationally recognized securities dealer, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the CODES,

then the trading price of the CODES will equal (a) the then applicable conversion rate of the CODES multiplied by (b) the closing price of our common stock on such determination date, appropriately adjusted.

The conversion agent will, on our behalf, determine daily if conversions may occur based on a 10 consecutive trading day period and notify us and the trustee.

Conversion Upon Credit Rating Event

A holder may surrender any of its CODES for conversion during any period commencing 30 days after the original issuance of the CODES in which the credit rating assigned to the CODES by either Moody’s or Standard & Poor’s is below Ba3 or BB-, respectively, in which the credit rating assigned to the CODES is suspended or withdrawn by either of such rating agencies or in which neither rating agency is rating the CODES or providing ratings services coverage to us.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any CODES called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a CODES, however, the holder may not surrender that CODES for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

If:

•
we distribute to all holders of our common stock certain rights entitling them to purchase common stock at less than the closing price of our common stock on the day preceding the announcement of such distribution,

•
we distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration of such distribution, or

•
a change in control as described under “Repurchase at Option of Holders Upon Change in Control” occurs but holders of CODES do not have the right to require us to repurchase their CODES as a result of such change in control because either (1) the closing price of our common stock for a specified period prior to such change in control exceeds a specified level or (2) because the consideration received in such change in control consists of capital stock that is freely tradeable and the CODES become convertible into that capital stock (each as more fully described under “Repurchase at Option of Holders Upon Change in Control”),

we must notify the holders of CODES at least 20 days prior to the ex-dividend date for such distribution or within 30 days after the occurrence of a change in control, as the case may be. Once we have given such notice, holders may surrender their CODES for conversion at any time until either (a) the earlier of close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, in the case of a distribution, or (b) the earlier of 30 days after our delivery of the change in control notice or the date we announce that such change in control will not take place, in the case of a change in control. In the case of a distribution, no adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender CODES for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, we or the successor corporation shall execute a supplemental indenture providing that the right to convert a CODES into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its CODES immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, the holder can require us to purchase all or a portion of its CODES as described under “Repurchase at Option of Holders Upon Change in Control.”

Conversion Procedures

Except as set forth below under “Contingent Interest” and “Optional Conversion to Semiannual Coupon Upon Tax Event” and except as may apply to selling securityholders pursuant to the registration rights agreement, on conversion of a CODES, a holder will not receive any interest. By delivering to the holder the number of shares of our common stock issuable upon conversion, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the CODES. That is, accrued but unpaid interest (including contingent interest and additional amounts), if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited.

Holders of CODES will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if holders exercise their conversion rights, but holders will be required to pay any transfer taxes or duties which may be payable relating to any transfer involved in the issuance or delivery of common stock in a name other than the name of such holder. Certificates representing shares of our common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by holders have been paid.

To convert interests in a global CODES, holders must deliver to The Depositary Trust Company, or DTC, the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive CODES, holders must:

•	complete the conversion notice on the back of the CODES (or a facsimile thereof);

•	deliver the completed conversion notice and the CODES to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the CODES to be converted to which holders are not entitled; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The CODES will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of our common stock into which the CODES are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

Conversion Rate Adjustments

The conversion rate will not be adjusted for accreted issue discount. We will adjust the initial conversion rate for certain events, including:

•	issuances of our common stock as a dividend or distribution to all holders of our common stock;

•	certain subdivisions and combinations of our common stock;

•
issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the closing price of our common stock on the business day immediately preceding the announcement of such issuance;

•	distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

—	the rights and warrants referred to in the immediately preceding bullet point,

—
any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance in which we or the successor corporation execute a supplemental indenture providing that the right to convert CODES into our common stock will be changed into a right to convert such CODES into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its CODES immediately prior to the transaction, or

—	any dividends or distributions paid exclusively in cash;

•
distributions consisting exclusively of cash (excluding cash distributed upon a reclassification, merger, consolidation or similar transaction) to all holders of our common stock to the extent that those distributions, combined together with:

—	all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

—
any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; “market capitalization” is the product of the average of the current closing price of our common stock over a specified period times the number of shares of our common stock then outstanding; and

•	purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

—
any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

—	the aggregate amount of any all-cash distributions to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made,

exceeds	10% of our market capitalization on the expiration of the tender offer.

With respect to our rights issued pursuant to our rights plan as described under “Description of Capital Stock – Series A Preferred Stock”, if holders of CODES exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

We will not make any adjustment if holders of CODES may participate in the transactions described above or in certain other cases. In cases:

•
where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average closing price of our common stock over a specified period, or

•
in which the average closing price of our common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, then rather than being entitled to an adjustment in the conversion rate, the holder of a CODES will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or certain rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its CODES immediately prior to the record date for determining the shareholders entitled to receive the distribution.

We will not make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination); or

•
consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets, and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, we or the successor corporation shall execute a supplemental indenture providing that the right to convert the CODES into our common stock will be changed to a right to convert the CODES into the consideration they would have received if they had converted their CODES immediately prior to the reclassification, change, consolidation, combination, merger sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection “—Conversion Rate Adjustments,” which, in the case of the fourth bullet, has a per share value equal to more than 10% of the closing price of a share of common stock on the day preceding the declaration date for the distribution, then, if such distribution would also trigger a conversion right or the CODES are otherwise convertible, we will be required to give notice to the holders of CODES at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the CODES may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a CODES to convert will be made if the holder will otherwise participate in the distribution without conversion.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion rate, holders of CODES may in certain circumstances be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “United States Federal Income Tax Consequences.”

To the extent permitted by law, from time to time we may increase the conversion rate by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of the increase. We may also increase the conversion rate, as our board of directors deems advisable including, among other reasons, to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

If we exercise our option to have interest instead of issue discount accrete on the CODES following a tax event, or if contingent interest or additional amounts are payable, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option or paid such contingent interest or additional amounts. If we exercise this option or pay such contingent interest or additional amounts, CODES surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, unless such CODES have been called for redemption, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the CODES. Except where CODES are surrendered for conversion after a record date as described above, we will not pay interest on converted CODES on any interest payment date subsequent to the date of conversion. See “Optional Conversion to Semiannual Coupon Note Upon Tax Event.”

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of CODES during any six-month period from October 24 to April 23 and from April 24 to October 23, commencing April 24, 2002, if the average trading price of a CODES for the five trading days ending on the second business day immediately preceding the relevant six-month period equals 120% or more of the sum of the issue price and accreted issue discount for such CODES to the day immediately preceding the relevant six-month period. See “Optional Redemption by Greater Bay” for some of these values.

The amount of contingent interest payable per CODES in respect of any six-month period will equal the greater of (1) 0.35% per annum and (2) a per annum rate equal to 5% of our estimated borrowing rate for senior non-convertible, non-contingent fixed-rate indebtedness with a maturity date and other terms comparable to the CODES (but in no case more than 0.5%), in each case multiplied by the sum of the issue price and the accreted issue discount as of the day immediately preceding the relevant six-month period.

Contingent interest, if any, will accrue and be payable to holders of record of CODES as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period.

The calculation agent is initially the trustee. We may change the calculation agent, but the calculation agent will not be our affiliate. The calculation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the CODES.

Upon determination that CODES holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our Web site.

In the event contingent interest is payable, we will not pay interest accrued and unpaid on any CODES that is converted into our common stock, except under certain limited circumstances. See “—Conversion Rights.” If a holder of CODES converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date contingent interest (and additional amounts, if any) accrued and paid on such

CODES, notwithstanding the conversion of such CODES prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such CODES for conversion, it must pay us an amount equal to the contingent interest (and additional amounts, if any) that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, CODES that are called by us for redemption. Accordingly, if we redeem CODES on a date after a record date for an interest payment but prior to the corresponding contingent interest payment date, and prior to the redemption date the holder of such CODES chooses to convert such CODES, the holder will not be required to pay us, at the time it surrenders such CODES for conversion, the amount of interest on such CODES it will receive on the interest payment date.

We will not pay contingent interest, if any, to a person other than the holder of record of CODES on the record date, except if we redeem the CODES on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay contingent interest, if any (and additional amounts, if any), accrued and unpaid on the CODES being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such CODES.

In general, we will pay contingent interest on:

•	the global CODES to DTC in immediately available funds;

•	definitive CODES having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these CODES; and

•	definitive CODES having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these CODES.

Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption by Greater Bay

No sinking fund is provided for the CODES. Prior to April 24, 2007, the CODES will not be redeemable at our option. Beginning on April 24, 2007, we may redeem the CODES for cash as a whole at any time, or from time to time in part. We will give not less than 20 days nor more than 60 days notice of redemption by mail to holders of CODES. CODES or portions of CODES called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

The table below shows redemption prices of a CODES on April 24, 2007, at each April 24 thereafter prior to maturity and the price at maturity on April 24, 2022. These prices reflect the issue price plus accreted issue discount to the redemption date or to maturity. The redemption price of a CODES redeemed between such dates would include an additional amount reflecting the additional issue discount accreted since the next preceding date in the table. In addition to the amounts indicated below, the redemption price will include accrued contingent interest and additional amounts, if any.

Redemption Date	CODES Issue Price	Accreted Issue Discount	Redemption Price
April 24:
2007	$639.23	$75.67	$714.90
2008	$639.23	$91.84	$731.07
2009	$639.23	$108.39	$747.62
2010	$639.23	$125.30	$764.53
2011	$639.23	$142.60	$781.83
2012	$639.23	$160.29	$799.52
2013	$639.23	$178.38	$817.61
2014	$639.23	$196.88	$836.11
2015	$639.23	$215.80	$855.03
2016	$639.23	$235.14	$874.37
2017	$639.23	$254.93	$894.16
2018	$639.23	$275.16	$914.39
2019	$639.23	$295.85	$935.08
2020	$639.23	$317.01	$956.24
2021	$639.23	$338.64	$977.87
At stated maturity	$639.23	$360.77	$1,000.00

If converted to semi-annual coupon notes following the occurrence of a tax event, the CODES will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of conversion through the conversion date. However, in no event may the CODES be redeemed prior to April 24, 2007. See “Optional Conversion to Semiannual Coupon Note Upon Tax Event.”

If we redeem less than all of the outstanding CODES, the trustee shall select the CODES to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000. If a portion of a holder’s CODES is selected for partial redemption and the holder converts a portion of the CODES, the converted portion shall be deemed to be the portion selected for redemption.

Repurchase of CODES at the Option of Holder

On April 24, 2004, April 24, 2007, April 24, 2012 and April 24, 2017, holders may require us to purchase any outstanding CODES for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the third business day prior to the purchase date. In addition to the amounts indicated below, the purchase price will include accrued contingent interest and additional amounts, if any.

The purchase price of a CODES will be:

•	$668.49 per CODES on April 24, 2004,

•	$714.90 per CODES on April 24, 2007,

•	$799.52 per CODES on April 24, 2012, and

•	$894.16 per CODES on April 24, 2017.

The purchase prices shown above are equal to the issue price plus accreted issue discount to the purchase date. If prior to a purchase date the CODES have been converted to semi-annual coupon CODES following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of such conversion to the purchase date. See “Optional Conversion to Semiannual Coupon Note Upon Tax Event.”

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating the procedures that holders must follow to require us to purchase their CODES as described below.

The purchase notice given by each holder electing to require us to purchase CODES shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

•	the certificate numbers of the holder’s CODES to be delivered for purchase;

•	the portion of the principal amount at maturity of CODES to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the CODES are to be purchased by us pursuant to the applicable provisions of the CODES.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of the CODES being withdrawn;

•	the certificate numbers of the CODES being withdrawn; and

•	the principal amount at maturity, if any, of the CODES that remain subject to the purchase notice.

In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule or form under the Exchange Act.

Our obligation to pay the purchase price for a CODES for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the CODES, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the CODES to be paid promptly following the later of the purchase date or the time of delivery of the CODES.

If the paying agent holds money or securities sufficient to pay the purchase price of the CODES on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the CODES will cease to be outstanding and issue discount on such CODES will cease to accrete, whether or not the CODES is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the CODES.

Our ability to purchase CODES may be limited by the terms of our then existing borrowing agreements as well as our ability to obtain funds for such purchase through dividends and other payments by our subsidiaries, which are subject to regulatory restrictions.

We may not purchase any CODES at the option of holders if an event of default with respect to the CODES has occurred and is continuing, other than a default in the payment of the purchase price with respect to such CODES.

Repurchase at Option of Holders Upon Change in Control

If we undergo a change in control, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s CODES in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such CODES equal to the issue price plus accreted issue discount to the purchase date. We will be required to purchase the CODES no later than 30 days after our delivery to holders of the notice of the occurrence of such change in control described below.

We refer to this date in this prospectus as the “change in control purchase date.” The purchase price shall also include accrued contingent interest and additional amounts, if any, to the change in control purchase date.

If prior to a change in control purchase date the CODES have been converted to semiannual coupon CODES following the occurrence of a tax event, we will be required to purchase the CODES at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the change in control purchase date.

Within 30 days after the occurrence of a change in control, we must mail to the trustee and to all holders of CODES at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•
that CODES with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the CODES to be delivered by the holder;

•	the portion of the principal amount at maturity of CODES to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such CODES pursuant to the applicable provisions of the CODES.

A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the CODES being withdrawn;

•	the certificate numbers of the CODES being withdrawn; and

•	the principal amount at maturity, if any, of the CODES that remain subject to a change in control purchase notice.

Our obligation to pay the change in control purchase price for a CODES for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the CODES, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such CODES to be paid in cash promptly following the later of the change in control purchase date or the time of delivery of such CODES.

If the paying agent holds money sufficient to pay the change in control purchase price of the CODES on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, issue discount on such CODES will cease to accrete, whether or not such CODES are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the CODES.

Under the indenture, a “change in control” of Greater Bay is deemed to have occurred at such time after the original issuance of the CODES when any of the following has occurred:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

•	the first day on which a majority of the members of the board of directors of Greater Bay does not consist of continuing directors; or

•
the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

(1)
any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock of the person which is the continuing or surviving person or the parent corporation thereof entitled to vote generally in the election of directors immediately after giving effect to such transaction; or

(2)
any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change in control will be deemed not to have occurred if:

•	the closing price per share of our common stock for any five trading days within:

—
the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control under the first or second bullet point above, or

—	the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control under the third bullet point above,

equals or exceeds 110% of the accreted conversion price of the CODES in effect on each such trading day; or

•
all of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change in control payable with respect to our common stock consists of shares of common stock traded or to be traded immediately following such change in control on a national securities exchange or The Nasdaq National Market and, as a result of the transaction or transactions, the CODES become convertible solely into such common stock (and any rights attached thereto).

“Continuing directors” means, as of any date of determination, any member of the board of directors of Greater Bay who:

•	was a member of the board of directors on April 18, 2002; or

•
was nominated for election or elected to the board of directors with the approval of two-thirds of the continuing directors who were members of the board at the time of a new director’s nomination or election.

In connection with any purchase offer in the event of a change in control, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule or form under the Exchange Act.

The change in control purchase feature of the CODES may in certain circumstances make more difficult or discourage a takeover of Greater Bay. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of Greater Bay by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change in control purchase feature is a standard term contained in securities similar to the CODES.

Our ability to purchase CODES upon a change in control may be limited by the terms of our then existing borrowing agreements as well as our ability to obtain funds for such purchase through dividends and other payments by our subsidiaries, which are subject to regulatory restrictions.

We may not purchase CODES at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the CODES, other than a default in the payment of the change in control purchase price with respect to the CODES.

Optional Conversion to Semiannual Coupon Note Upon Tax Event

From and after the date of the occurrence of a tax event, as described below, we will have the option to elect to make periodic cash interest payments on the CODES, in lieu of accreting issue discount, at 2.25% per year on a principal amount per CODES (the “restated principal amount”) equal to the issue price plus issue discount accreted to the date of the tax event or the date on which we exercise the option described herein, whichever is later (the “option exercise date”). Except as otherwise described in this section, the other terms of the CODES will remain unchanged in all material respects.

Such interest shall accrue from the option exercise date and will be payable semiannually on the interest payment dates of April 23 and October 23 of each year to holders of record at the close of business on April 8 or October 8 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In the event that we exercise our option to pay interest, the redemption price, purchase price and change in control purchase price on the CODES will be adjusted. However, there will be no change in the holder’s conversion rights.

A “tax event” means that Greater Bay shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after April 18, 2002, as a result of:

•
any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

•	any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced, on or after April 18, 2002, there is more than an insubstantial risk that interest (including issue discount and contingent interest) payable on the CODES either:

•	would not be deductible on a current accrual basis, or

•	would not be deductible under any other method,

in either case, in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

The modification of the terms of CODES by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the CODES with respect to the semiannual payments of interest due on the CODES after the option exercise date. See “Certain United States Federal Income Tax Considerations.”

Events of Default

Each of the following constitutes an event of default under the indenture:

•	default in the payment when due of the principal amount at maturity or of the redemption price or the purchase price (including the change in control purchase price);

•
default in the payment when due of any contingent interest, additional amounts or, if the CODES have been converted to semiannual coupon notes following a tax event, accrued and unpaid interest, in each case, when due and payable, and continuance of such default for a period of 30 days;

•
default in the performance of or breach of any other of our covenants or agreements in the indenture or under the CODES (other than a default specified above) following notice of such default by the trustee or the holders of 25% or more in aggregate principal amount at maturity of the CODES and such default or breach continues for a period of 60 consecutive days after receipt by Greater Bay of such notice;

•
a default under any indebtedness for money borrowed by us or any of our subsidiaries that is an insured bank subsidiary or any subsidiary with assets that exceed 10% of our consolidated assets, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal at maturity amount of the CODES then outstanding, which default:

—	is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

—	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

•	certain events of bankruptcy, insolvency, receivership or reorganization with respect to us or any substantial part of our property.

If an event of default specified in the last bullet point above occurs and is continuing, then automatically the issue price plus the issue discount on the CODES, accreted through the date of such event, and any accrued and unpaid contingent interest and additional amounts through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount at maturity of the CODES then outstanding may declare the issue price plus the issue discount on the CODES accreted through the date of such declaration, and any accrued and unpaid contingent interest and additional amounts through such date, due and payable. Upon any such acceleration the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of CODES by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount at maturity of the CODES then outstanding upon the conditions provided in the indenture.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

The indenture (including the terms and conditions of the CODES) may be modified or amended by us and the trustee, without the consent of the holder of any CODES, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of CODES;

•	surrendering any right or power conferred upon us;

•	providing for the assumption of our obligations to the holders of CODES in the case of a permitted merger, consolidation, conveyance, transfer or lease;

•
complying with the requirements of the SEC in connection with the registration of the CODES under the Securities Act and the qualification of the indenture under the Trust Indenture Act of 1939, as amended, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of CODES in any material respect; and

•
curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of CODES in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the CODES may also be made, and certain past defaults by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the CODES at the time outstanding.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each CODES so affected:

•	change the stated maturity of any CODES;

•	reduce the principal amount at maturity, issue price, redemption price or purchase price (including change in control purchase price) on any CODES;

•	change the currency of payment of such CODES or interest thereon;

•	alter the manner of calculation or rate of accrual of issue discount or interest (including contingent interest and additional amounts) on any CODES or extend the time of payment of any such amount;

•
except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders, or adversely affect the conversion rights of holders of the CODES;

•	reduce the percentage in aggregate principal amount at maturity of CODES outstanding necessary to modify or amend the indenture or to waive any past default; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, any CODES.

Merger and Sales of Assets

The indenture provides that Greater Bay may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person unless, among other things,

•	Greater Bay is the continuing corporation; or

•
the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of Greater Bay under the CODES and the indenture; and

•	Greater Bay or such successor is not then or immediately thereafter in default under the indenture.

The occurrence of certain of the foregoing transactions could also constitute a change in control.

Governing Law

The indenture and the CODES will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

Wilmington Trust Company, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the CODES. Wells Fargo Bank Minnesota is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

Denomination and Registration.

The CODES are issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and whole multiples of $1,000.

Global CODES: Book-Entry Form.

Except as provided below, the CODES are evidenced by one or more global CODES deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global CODES may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. Owners of beneficial interests in the CODES may hold their interests in the global CODES directly through DTC if such owner is a participant in DTC, or indirectly through organizations which are direct DTC participants if such owner is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Owners may also beneficially own interests in the global CODES held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global CODES, Cede & Co. for all purposes will be considered the sole holder of the global CODES. Except as provided below, owners of beneficial interests in the global CODES:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global CODES.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global CODES to transfer the beneficial interest in the global CODES to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments, if any, on the global CODES to Cede & Co., the nominee of DTC, as the registered owner of the global CODES. None of Greater Bay, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global CODES to owners of beneficial interests in the global CODES.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global CODES, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the CODES represented by the global CODES, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in CODES represented by the global CODES held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If holders would like to convert their CODES into common stock pursuant to the terms of the CODES, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a holder to pledge its interest in the CODES represented by global CODES to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Greater Bay nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of the CODES, including, without limitation, the presentation of the CODES for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global CODES are credited and only for the principal amount of the CODES for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the CODES. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global CODES among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause CODES to be issued in definitive form in exchange for the global CODES. None of Greater Bay, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global CODES.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding CODES or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the CODES have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding CODES and paying all other sums payable under the indenture by us.

Calculations in Respect of CODES

We or our agents will be responsible for making all calculations called for under the CODES. These calculations include, but are not limited to, determination of the trading prices of the CODES and the closing prices of our common stock and amounts of contingent interest and additional amounts, if any, payable on the CODES. We or our agents will make all these calculations in good faith and, absent manifest error, these calculations will be final and binding on holders of CODES. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to rely upon the accuracy of these calculations without independent verification.

Limitations of Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of Greater Bay, the claim of the holder of a CODES is, under Title 11 of the United States Code, limited to the issue price of the CODES plus that portion of the issue discount that has accreted from the date of issue to the commencement of the proceeding. In addition, the holders of the CODES will be effectively subordinated to the indebtedness and other obligations of our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

This summary highlights information about our capital stock and associated rights and may not contain all of the information important to you. We encourage you to read our restated articles of incorporation, including a certificate of determination of the rights, preferences, privileges and restrictions of Series B preferred stock, as well as our rights agreement that creates the right to acquire shares of preferred stock upon the occurrence of certain events because they, and not this summary, define the rights of our holders. We have filed our restated articles of incorporation and rights agreement with the U. S. Securities and Exchange Commission. See “Where You Can Find More Information” for information on how to obtain copies of these documents and our bylaws.

Common Stock

Each of Greater Bay’s shares of common stock has the same rights, privileges and preferences as every other share, and will share equally in Greater Bay’s net assets upon liquidation or dissolution. On any matter submitted to a vote of the shareholders, holders of common stock are entitled to one vote, in person or by proxy, for each share of common stock held of record in the shareholder’s name on the Greater Bay books as of the record date. Holders of common stock lack the right to cumulate votes for the election of directors. Greater Bay common stock has no preemptive, conversion or redemption rights, or sinking fund provisions. Neither the restated articles of incorporation nor the bylaws requires a super majority vote of shareholders for the approval of any transactions. However, the board of directors is required, by a two-thirds vote, to approve certain extraordinary transactions.

Each share of Greater Bay common stock has one share purchase right attached to it which entitles the registered holder to purchase from Greater Bay one one-hundredth of a share of Series A preferred stock at a purchase price of $145, subject to adjustment pursuant to the rights agreement dated as of November 17, 1998, between Greater Bay and Norwest Bank Minnesota, N.A.

Series A Preferred Stock

On November 17, 1998, a dividend of one share purchase right for each outstanding share of common stock was declared by our board of directors and a rights agreement was executed. The rights attach to all shares of common stock issued after November 30, 1998, but before the distribution date as discussed below. The registration statement on Form 8-A that was filed on November 25, 1998 includes a rights agreement that explains the Series A preferred stock in more detail.

Pursuant to the rights, each registered holder of common stock has the right to purchase from us one-hundredth of a share of Series A preferred stock. The initial purchase price of each right is $145 and is subject to adjustment.

The rights are attached to all common stock certificates representing shares currently outstanding and no separate certificates evidencing these rights have been distributed. We have sent a copy of a summary of rights to purchase common stock to our shareholders. The right will separate from the common stock (this is referred to as a distribution date) upon the earlier of:

•
10 days after a public announcement that an acquiring person (as defined in the rights agreement) has acquired or has the right to acquire beneficial ownership of 10% of more of the outstanding shares of common stock;

•
10 business days following commencement of, or the public announcement of an intent to make, an offer that would result in a person or group beneficially owning 10% of more of the outstanding shares of common stock; or

•
the date a person or group becomes the beneficial or record owner of 10% or more of the outstanding common stock, and the actions that the person proposes to take are likely to have a material adverse impact on our business or prospects; that person intends to cause a repurchase by us of the common stock owned by that person; that person exercises or attempts to exercise a controlling influence over Greater Bay; or that person transfers all or a portion of the common stock in a manner that results in a person owning 9.9% or more of the common stock, referred to in the rights agreement (and further defined therein) as an adverse person.

Until the distribution date, the rights will be evidenced by our common stock certificates together with a copy of the summary of rights to purchase common shares attached to the certificate and will be transferred only with the common stock certificates. Also, common stock certificates issued after November 30, 1998 contain a notation incorporating the rights agreement by reference. The surrender or transfer of any certificates for common stock outstanding even without the notation or a copy of the summary of rights to purchase common shares also constitutes the transfer of the rights represented by the certificates.

The rights are not exercisable until the distribution date and will expire on November 17, 2008, unless we extend this date or the rights are earlier redeemed by us as described below.

While each right initially will provide for the acquisition of one one-hundredth of a share of Series A preferred stock at the purchase price, the rights agreement provides that the purchase price is subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

•
upon the grant to holders of the preferred stock of rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock; or

•
upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock, or of subscription rights or warrants, other than those referred to above.

If we are acquired in a merger or other business combination, or 50% or more of our consolidated assets or earnings power is sold, each holder of a right will have the right to receive, upon exercise and payment of the purchase price, common stock of the acquiring company having a value equal to twice the purchase price.

If any person becomes an acquiring person or an adverse person, each holder of a right, other than rights beneficially owned by the acquiring person or adverse person (which will become void), will then have the right to receive, upon exercise and payment of the purchase price, fractions of shares of preferred stock having a value equal to twice the purchase price.

At any time an acquiring person obtains 10% or more of our common stock and before the acquiring person obtains 50% of our common stock, we may exchange all or part of the rights for shares of our common stock at an exchange ratio of one share per right, subject to adjustment.

With limited exceptions, the rights agreement does not require adjustment to the purchase price until cumulative adjustments require an adjustment of at least 1% in the purchase price. The rights agreement also disallows the issuance of fractional shares of preferred stock, other than fractions that are integral multiples of one one-hundredths, and instead of issuing fractional shares, a cash adjustment will be made based on the market price of the preferred stock on the last trading day before the date of exercise.

At any time before a person becomes an acquiring person or an adverse person, we may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon redemption of the rights, the right to exercise the rights will terminate and the only right of the holders will be to receive the redemption price.

We may amend the terms of the rights without the consent of the holders of the rights, including an amendment to extend the expiration date and, provided there is no acquiring person or adverse person, to extend the period during which the rights may be redeemed, except that from and after the time that any person becomes an acquiring person or an adverse person no amendment may adversely affect the rights of holders of the rights.

Until a right is exercised, the holder of a right has no rights as a shareholder of Greater Bay, including, without limitation, the right to vote or to receive dividends.

The rights may have certain anti-takeover effects. The rights agreement is designed to maximize the long-term value of Greater Bay and protect our shareholders from improper takeover tactics or from takeover bids that are not fair to all of our shareholders.

Series B Preferred Stock

As of June 30, 2002, we had 1,449,898 issued and outstanding shares of Series B preferred stock. These shares were issued on March 12, 2002, in connection with our acquisition of ABD Insurance and Financial Services. Pursuant to the related merger agreement, we are obligated to issue a substantial number of additional shares of Series B preferred stock over a three year period if prescribed performance goals are attained.

Dividends

Holders of shares of Series B preferred stock are entitled to receive, when, as, and if declared by the Greater Bay board of directors, out of legally available funds, noncumulative cash dividends, payable quarterly, at the rate of 7.25% per annum (equivalent to $3.625 per share of Series B preferred stock per annum). Dividends on the Series B preferred stock accrue from the original issue date or the date succeeding the most recent dividend payment date and are payable when as and if declared quarterly on the last day of March, June, September and December of each year (or, if such day is a non-business day, on the preceding business day in each year) that any shares of Series B preferred stock remain outstanding. The Series B preferred stock will not participate in dividends with Greater Bay’s common stock or Series A preferred stock. Holders of the Series B preferred stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of declared noncumulative dividends on the Series B preferred stock.

Dividends on the Series B preferred stock are noncumulative. If the board of directors of Greater Bay fails to declare a dividend payable in respect of the Series B preferred stock, then the right of the holders of Series B preferred stock to receive a dividend in respect of the dividend period ending on such payment date will be lost, and Greater Bay will have no obligation to pay a dividend in respect of such dividend period or to pay interest thereon, whether or not dividends on the Series B preferred stock are declared for any future dividend period.

No full dividends will be declared, paid or set aside for payment on the shares of any other capital stock of Greater Bay ranking junior to the Series B preferred stock (including common stock) as to dividend rights and rights of liquidation until full dividends on the Series B preferred stock are declared and paid or set aside for payment for the current dividend period. In addition, full dividends on the Series B preferred stock must be declared and paid or set apart for payment for the current dividend period before any capital stock ranking junior to or on parity with the Series B preferred stock (including common stock) may be redeemed, purchased or otherwise acquired for any consideration by Greater Bay (except by conversion into or exchange for shares of capital stock of Greater Bay ranking junior to the Series B preferred stock as to dividend rights and rights of liquidation and pursuant to any Greater Bay employee stock plan), otherwise than pursuant to pro rata offers to purchase, or a concurrent redemption of all, or a pro rata percent of the outstanding Series B preferred stock and other capital stock of Greater Bay ranking on parity with the Series B preferred stock as to dividend rights and rights of liquidation.

When dividends on the Series B preferred stock are not paid in full upon the Series B preferred stock or on any other shares ranking equal with the Series B preferred stock as to dividend rights and rights of liquidation, dividends will be declared pro rata, so that the amount of dividends declared per share on the Series B preferred stock and any such other equity security will in all cases bear to each other the same ratio that the amount of unpaid dividends per share on the shares of Series B preferred stock for the then current dividend period and such equal ranking shares of capital stock for the corresponding dividend period bear to each other.

Voting Rights

Except as described below or as otherwise required by applicable law, the holders of Series B preferred stock do not have voting rights. So long as any shares of the Series B preferred stock are outstanding, each share of Series B preferred stock is entitled to vote on all matters voted on by holders of common stock voting together as a single class with the common stock and any other shares entitled to vote on matters voted on by holders of common stock as a single class. With respect to this vote, each share of Series B preferred stock entitles the holder to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of Greater Bay into which such share of Series B preferred stock is convertible on the record date for such vote (disregarding fractional shares). Initially, each share of Series B preferred stock is convertible into 1.67 shares of Greater Bay common stock.

So long as any shares of Series B preferred stock are outstanding, the consent or vote of the holders of at least a majority of the outstanding shares of the Series B preferred stock, voting separately as a class, in person or by proxy, is required for Greater Bay to amend, alter or repeal or otherwise change any provision of the certificate of determination setting forth the terms of the Series B preferred stock, except to increase the authorized number of shares of Series B preferred stock as may be necessary to carry out the provisions of the Agreement. In addition, the consent or vote of the holders of at least a majority of the outstanding shares of the Series B preferred stock, voting separately as a class, in person or by proxy, is required for Greater Bay to amend, alter or repeal or otherwise change any provision of its restated articles of incorporation, other than the certificate of determination for the Series B preferred stock, if such amendment, alteration or repeal would adversely affect the rights, preferences, powers or privileges of the Series B preferred stock.

For a period of three years following the issuance of the Series B preferred stock, so long as any shares of Series B preferred stock are outstanding, Greater Bay may not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B preferred stock, voting separately as a class, amend its restated articles of incorporation or adopt a certificate of determination to create, authorize or provide for the issuance of any capital stock with both the right to receive cumulative cash dividends and the right to convert such security into the common stock of Greater Bay, whether such security is senior to, junior to or on parity with the Series B preferred stock as to dividend rights and rights on liquidation.

Except as otherwise provided by law, so long as any shares of the Series B preferred stock are outstanding, in the event of any reorganization involving Greater Bay, including any merger or other transaction pursuant to which Greater Bay is acquired, other than a transaction for the primary purpose of affecting a change in the state of incorporation of

Greater Bay that does not result in any amendments, alteration, repeal or other material and adverse change in the rights, preferences, privileges or restrictions of the Series B preferred stock or in which Greater Bay shall be the surviving or acquiring corporation or the parent party if the rights, preferences, privileges or restrictions granted to or imposed upon the Series B preferred stock remain unchanged unless an amendment is made to Greater Bay’s restated articles of incorporation which would otherwise require such approval, the holders of Series B preferred stock, except as otherwise provided by law, will be entitled to vote separately as a class with all other preferred stock entitled to vote thereon with the shares of Series B preferred stock on a reorganization.

So long as any shares of Series B preferred stock are outstanding, Greater Bay may not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B preferred stock, voting separately as a class, in person or by proxy, consummate a merger, consolidation, or other transaction in which the shareholders of Greater Bay immediately prior to the execution of the agreement relating to the transaction will own immediately after consummation of such transaction equity securities of the acquiring or surviving entity (or parent corporation) possessing less than 50% of the voting power of the acquiring or surviving entity (a “Change in Control”), if the fair market value of Liquid Consideration (as defined below) payable or issuable upon the consummation of such transaction to the holders of Series B preferred stock (or, if greater, the fair market value of the Liquid Consideration payable or issuable upon the consummation of such transaction to the holder of the number of shares of common stock and/or any other securities that would be issuable to the holder of the Series B preferred stock if such holder converted the Series B preferred stock prior to the consummation of such transaction) is less than the Stated Value ($50.00) for each share of Series B preferred stock outstanding plus dividends accrued and unpaid for the then current Dividend Period (without accumulation of accrued and unpaid dividends for prior Dividend Periods) to the date of consummation of such transaction. “Liquid Consideration” means (i) cash and/or (ii) securities which are part of a class (or, if designated in series, a series) of securities that has been for at least 90 days prior to, and will be immediately prior to the consummation of such transaction qualified for trading on the New York Stock Exchange, The Nasdaq National Market, any other national securities exchange or their respective successors, which securities will upon issuance, be likewise qualified, and subject to no limitations or restrictions other than restrictions arising from a holder’s status as an affiliate or former affiliate of any of the parties to such transaction. The fair market value of the Liquid Consideration shall be determined as of the third trading day ending immediately prior to the consummation of such transaction. The fair market value of any securities shall be valued at the then current market price of such securities for the 10 consecutive trading days ending on the third trading day immediately preceding consummation of such transaction.

So long as any shares of the Series B preferred stock are outstanding, if full dividends on the shares of Series B preferred stock or on shares of Voting Parity Stock (as defined below), if any, or the equivalent thereof, are not declared and paid for any six consecutive dividend periods, then, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series B preferred stock, voting together as a class with the holders of any other series of outstanding noncumulative preferred stock of Greater Bay ranking on a parity with the Series B preferred stock as to dividends or upon liquidation, and upon which comparable voting rights as those of the Series B preferred stock have been conferred and made irrevocable (“Voting Parity Stock”), shall acquire the exclusive right to elect two directors at Greater Bay’s next annual meeting of shareholders or at a separate meeting or by written consent, and thereafter, at each subsequent annual meeting or by written consent, until such right to vote is terminated.

The right of the holders of the Series B preferred stock and Voting Parity Stock entitled to elect two directors will continue until, following the event which gave rise to such right, Greater Bay shall have resumed the payment of full dividends upon the Series B preferred stock for the equivalent of four consecutive quarterly dividend periods, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event the conditions giving rise to the election right are again triggered. Upon any such termination, the term of office of each director then in office elected by such holders voting as a class (hereinafter, “Preferred Director”) shall immediately terminate, unless otherwise required by law. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series B preferred stock and Voting Parity Stock, voting together as a single class, at a meeting of Greater Bay’s shareholders, or of the holders of shares of Series B preferred stock and Voting Parity Stock, called for such purpose. So long as a default in any preference dividends on the Series A preferred stock and Voting Parity Stock shall exist, (1) any vacancy in the office of a Preferred Director may be filled by a person appointed by an instrument in writing signed by the remaining Preferred Director, unless there is no remaining Preferred Director, and filed with Greater Bay and (2) in the case of the removal of any Preferred Director, or in the case that there is no remaining Preferred Director, the vacancy or vacancies may be filled by a person elected by the vote of the holders of the outstanding shares of Series B preferred stock and Voting Parity Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or at any subsequent meeting. Each director appointed by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director.

In connection with any matter on which holders of the Series B preferred stock and Voting Parity Stock are entitled to vote, or any matter on which the holders of the Series B preferred stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the restated articles of incorporation, each holder of Series B preferred stock is entitled, except as otherwise required by law, to one vote for each share of Series B preferred stock held by such holder.

Redemption

Except upon the occurrence of Change in Control Event, as defined below, the shares of Series B preferred stock will not be subject to redemption prior to the fifth anniversary of the consummation of the Merger. At any time following the earlier to occur of a Change in Control Event or the fifth anniversary of the Merger, the shares of Series B preferred stock may be redeemed, at Greater Bay’s option, in whole or from time to time in part, subject to any appropriate approvals and restrictions, at a redemption price in the amount of $50.00 per share thereof plus, in each case, dividends for the current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods), without interest (the “Redemption Price”) to the date fixed for such redemption. If fewer than all of the outstanding shares of Series B preferred stock are to be redeemed, the number of shares to be redeemed will be determined by Greater Bay’s board of directors, and such shares will be redeemed either pro rata or by lot, or by any other method at the discretion of the board of directors. Regardless of the method used, the calculation of the number of shares to be redeemed shall be based upon whole shares, so that Greater Bay will not be required to issue fractional shares or cash in lieu of fractional shares. In the event a method requiring proration is used, shares shall be rounded downward to the nearest total number of shares. A “Change in Control Event” includes the date (a) Greater Bay enters into a definitive agreement which would result in a Change in Control or (b) any person becomes the beneficial owner of securities of Greater Bay representing 50% or more of the voting power of Greater Bay.

Should Greater Bay redeem any shares of Series B preferred stock, notice of such redemption will be sent by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days before the redemption date to the holders of record of such shares as their addresses appear on Greater Bay’s stock register.

From and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series B preferred stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor, and the right to convert such shares into shares of common stock until the close of business on the business day next preceding the date of redemption, in accordance with the Series B preferred stock’s conversion rights.

Liquidation

The amount which the holders of outstanding shares of Series B preferred stock will be entitled to receive in cash in the event of any voluntary or involuntary liquidation, dissolution or winding up of Greater Bay, out of the assets of Greater Bay legally available for such distribution to shareholders, before any, before any distribution of assets is made to the holders of the common stock or any other equity security ranking junior to the Series B preferred stock as to distributions on liquidation, dissolution and winding up, will be $50.00 per share plus an amount per share equal to any dividends accrued and unpaid for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods) to the date fixed for such liquidation, dissolution or winding up.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of Greater Bay, the amounts payable with respect to the Series B preferred stock or any equity security of Greater Bay ranking equally with the Series B preferred stock as to distributions upon liquidation, dissolution or winding up are not paid in full, the holders of the Series B preferred stock and any preferred stock ranking equally with the Series B preferred stock as to distributions upon liquidation, dissolution or winding up will share ratably in any such distribution of the assets of Greater Bay in proportion to the full respective preferential amounts to which they are entitled.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B preferred stock will not be entitled to any further participation in any distribution of Greater Bay’s assets. All distributions made with respect to the Series B preferred stock in connection with such liquidation, dissolution or winding up of Greater Bay will be made pro rata. For purposes of determining what events give rise to liquidation rights on the part of the Series B preferred stock, neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of Greater Bay nor the consolidation or merger of Greater Bay with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Greater Bay.

Conversion Rights

Subject to the provisions for adjustment set forth below, each share of Series B preferred stock shall be convertible at the option of the Series B preferred shareholder into fully paid and nonassessable shares of Greater Bay common stock. The number of shares of common stock deliverable upon conversion of a share of Series B preferred stock, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.” The Conversion Ratio shall initially be 1.67 and the conversion price shall initially be $30.00 (the initial conversion price and as subsequently adjusted is referred to herein as the “Conversion Price.”) The Conversion Ratio and the Conversion Price are subject to adjustment from time to time as described below.

Holders of Series B preferred stock wishing to convert must notify Greater Bay of the number of shares he or she wants to convert and surrender the Series B preferred stock certificates. In case any shares of Series B preferred stock are to be redeemed, the right of conversion shall cease and terminate as to the shares of Series B preferred stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless Greater Bay shall default in the payment of the Redemption Price.

Upon conversion, the holder of shares of Series B preferred stock surrendered for conversion after the record date next preceding a Series B Dividend Payment Date for the Series B preferred stock, if such dividend has been declared and such Record Date has been established by the board of directors, and prior to such Series B Dividend Payment Date shall be entitled to receive an amount equal to the declared, accrued and unpaid dividend for such current Dividend Period prorated from the first day of such current Dividend Period to the date of conversion computed on the basis of a 360-day year consisting of twelve 30-day months.

Greater Bay will not issue fractional shares of common stock upon conversion of the shares of Series B preferred stock, but will instead pay a cash adjustment in an amount equal to the same fraction of the current market price per share of the common stock on the date on which the certificate or certificates for such shares were duly surrendered for conversion.

The Conversion Price and Conversion Ratio are subject to adjustment upon the occurrence of certain events, including, but not limited to, the issuance of common stock as a dividend with respect to the outstanding common stock; subdivisions, combinations or reclassifications of capital stock; or the distribution to holders of common stock generally of indebtedness, assets (including securities, but not including distributions paid in cash out of earnings) or rights or warrants to subscribe for securities of Greater Bay including rights or warrants to subscribe for shares of common stock on a dilutive basis. No adjustment of the Conversion Price or Conversion Ratio will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price or Conversion Rate, as the case may be.

In the case of any reorganization or reclassification of outstanding shares of common stock, or in case of any merger or consolidation of Greater Bay with or into another corporation, pursuant to which the outstanding shares of common stock are by operation of law converted into stock, securities, other property including cash) or a combination thereof, each share of Series B preferred stock shall be convertible into, in lieu of common stock, the consideration so received upon consummation of such transaction by the holders of common stock.

Preemptive Rights

Other than the conversion rights provided to holders of Series B preferred stock, holders of shares of Series B preferred stock do not have any preemptive rights to subscribe to stock, or other securities of Greater Bay of any class, whether now or later.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of CODES, and where noted, the common stock into which the CODES may be converted, as of the date of this prospectus. Except where noted, this summary deals only with a CODES held as a capital asset by a United States holder and it does not deal with special situations. For example, this summary does not address:

•
tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding CODES as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of CODES whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

No private rulings have been sought or are expected to be sought from the Internal Revenue Service (“IRS”) with respect to any of the United States federal income tax consequences discussed below. However, the IRS recently released Revenue Ruling 2002-31, which addresses the tax treatment of a convertible debt instrument that is similar to the CODES. In Revenue Ruling 2002-31, the IRS concluded that the convertible debt instrument described therein was a contingent payment debt instrument to which the noncontingent bond method of Treasury regulations Section 1.1275-4(b) (the “Contingent Debt Regulations”) applied. The IRS also ruled that such instrument’s comparable yield was the yield at which the issuer would issue a comparable fixed rate nonconvertible debt instrument.

At the same time as the IRS released Revenue Ruling 2002-31, it also released Notice 2002-36. In Notice 2002-36, the IRS invited comments and suggestions for changes in the relative tax treatment of straight debt instruments and contingent convertible debt instruments to eliminate or reduce the disparity in treatment of these instruments. The IRS expressed concern, as a matter of tax policy, that significantly different tax results obtain for economically similar financial instruments, such as straight convertible debt and convertible debt that provides for contingent payments that, while not remote or incidental, are relatively insignificant in amount or in likelihood of occurrence. No prediction can be made as to the outcome of the IRS study of such financial instruments. The tax consequences set forth below are based on Revenue Ruling 2002-3.

If a partnership holds the CODES, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the CODES, you should consult your own tax advisors.

If you are considering the purchase of CODES, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Classification of the CODES

Under the indenture governing the CODES, we and each holder of the CODES agreed, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the Contingent Debt Regulations. Based upon Revenue Ruling 2002-31, the remainder of this discussion assumes that the CODES will be so treated and does not address any possible differing treatments of the CODES.

United States Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to United States holders of CODES.

For purposes of this discussion, a “United States holder” is a beneficial owner of a CODES who or which is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the CODES, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require holders of CODES, regardless of their usual method of accounting, to use the accrual method with respect to the CODES;

•	require holders of CODES to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of the yield to maturity; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the CODES.

Holders of CODES will be required to accrue an amount of original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the CODES that equals:

•
the product of (i) the adjusted issue price (as defined below) of the CODES as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the CODES, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the CODES.

The issue price of a CODES is the first price at which a substantial amount of the CODES was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a CODES will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any contingent payments previously made with respect to the CODES.

If a holder purchases a CODES at a price other than its issue price, see the discussion under “Purchasers of CODES at a Price Other than the Adjusted Issue Price.”

Under the Contingent Debt Regulations, holders of CODES will be required to include original issue discount in income each year, regardless of holders of CODES usual method of tax accounting, based on the comparable yield of the CODES. We have determined the comparable yield of the CODES based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the CODES. Accordingly, we have determined that the comparable yield is an annual rate of 6.5%, compounded semi-annually.

We are required to furnish annually to holders of CODES the comparable yield and, solely for United States federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the CODES and estimates the amount and timing of contingent interest payments and payment upon maturity on the CODES taking into account the fair market value of the common stock that might be paid upon a conversion of the CODES. Holders of CODES may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Summary.” By purchasing the CODES, holders of CODES have agreed to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, holders of CODES must use the comparable yield and the schedule of projected payments in determining their original issue discount accruals, and the adjustments thereto described below, in respect of the CODES.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of original issue discount and adjustments thereof in respect of the CODES for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a CODES.

Adjustments to Interest Accruals on the CODES

If the actual contingent payments made on the CODES differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, a holder of CODES receives actual payments with respect to the CODES for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, such holder will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year.

If a holder of CODES receives in a taxable year actual payments with respect to the CODES for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, such holder will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of the holder’s total prior original issue discount inclusions with respect to the CODES, reduced to the extent such original issue discount was offset by prior net negative adjustments; and

•
third, any excess negative adjustments will be treated as a negative adjustment in the succeeding taxable year, and, if not used by the time the CODES is sold, converted, redeemed, repurchased or matures, is treated as a reduction in the amount realized on sale, exchange or retirement.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange, conversion, repurchase or redemption of a CODES, holders will recognize gain or loss equal to the difference between its amount realized and its adjusted basis in the CODES. Each holder of a CODES agrees that under the Contingent Debt Regulations, the amount realized will include the fair market value of our stock that the holder receives on conversion as a contingent payment. Such gain on a CODES generally will be treated as ordinary income. Loss from the disposition of a CODES will be treated as ordinary loss to the extent of the holder’s prior net original issue discount inclusions with respect to the CODES. Any loss in excess of that amount will be treated as capital loss. The deductibility of net capital losses is subject to limitations.

Special rules apply in determining the tax basis of a CODES. A holder’s basis in a CODES is generally increased by original issue discount (before taking into account any adjustments) the holder previously accrued on the CODES, and reduced by the projected amount of any payments previously scheduled to be made.

Under this treatment, a holder’s tax basis in the common stock received upon conversion of a CODES will equal the then current fair market value of such common stock. The holding period for our common stock received will commence on the day of conversion.

Given the uncertain tax treatment of instruments such as CODES, holders should consult their tax advisers concerning the tax treatment on conversion of a CODES and the ownership of the common stock.

Purchasers of CODES at a Price Other than the Adjusted Issue Price

If a holder purchases a CODES in the secondary market for an amount that differs from the adjusted issue price of the CODES at the time of purchase, such holder will be required to accrue interest income on the CODES in accordance with the comparable yield even if market conditions have changed since the date of issuance. A holder must reasonably determine whether the difference between the purchase price for a CODES and the adjusted issue price of a CODES is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the CODES, a change in interest rates since the CODES were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to a holder’s interest inclusion. If the purchase price of a CODES is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a CODES, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the CODES.

To the extent that the difference between a holder’s purchase price for the CODES and the adjusted issue price of the CODES is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the CODES (and not to a change in the market interest rates), such holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by a holder will decrease or increase, respectively, the holder’s tax basis in the CODES.

Certain United States holders will receive Forms 1099-OID reporting interest accruals on their CODES. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a CODES in the secondary market at a price that differs from its adjusted issue price on the date of purchase. Holders are urged to consult their own tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Distributions

The conversion price of the CODES will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Non-United States Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a Non-United States holder of CODES or shares of common stock. The term “Non-United States holder” means a beneficial owner of a CODES that is not a United States holder.

Special rules may apply to certain Non-United States holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, United States expatriates. Such Non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments with respect to the CODES

The 30% United States federal withholding tax will not apply to any payment to holders of principal or interest (including amounts taken into income under the accrual rules described above under “—United States Holders” and a payment of common stock pursuant to a conversion) on a CODES, provided that:

•
the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the holder is not a bank whose receipt of interest (including original issue discount) on a CODES is described in Section 881(c)(3)(A) of the Code;

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a “United States real property holding corporation;” and

•
(a) the holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) the holder holds its CODES through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities.

If a holder cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the CODES is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

If a holder is engaged in a trade or business in the United States and interest (including original issue discount) on a CODES is effectively connected with the conduct of that trade or business, the holder will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if the holder were a United States person as defined under the Code, subject to any modification provided under an applicable income tax treaty. In addition, if a holder is a foreign corporation, the holder may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Any dividends paid to a holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see “—Constructive Distributions” above) will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, dividends which are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-United States holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a holder is eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

As provided in the registration rights agreement, upon the occurrence of certain enumerated events we may be required to pay additional amounts to selling securityholders. Payments of such additional amounts to holders of common stock may be subject to federal withholding.

Sale, Exchange or Redemption of Shares of Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by a holder,

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-United States holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. A Non-United States holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated United States federal income tax rates. In addition, a Non-United States holder that is a foreign corporation and is described in the first bullet point above may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual Non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax unless an applicable income tax treaty exempts the gain from U.S. income tax or provides for a reduced rate on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

The United States federal estate tax will not apply to CODES owned by a holder at the time of his or her death, provided that (1) payments made to the holder on the CODES would be eligible for exemption from the 30% withholding tax under the rules described above under “Payments with respect to the CODES” without regard to the certification requirement described in the fifth bullet point therein and (2) interest on the CODES would not have been, if received at the time of the holder’s death, effectively connected with the holder’s conduct of a trade or business in the United States. However, shares of common stock held by a holder at the time of his or her death will be included in the holder’s gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a United States holder of CODES, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a CODES or share of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report, in full, interest income.

In general, if you are a Non-United States holder you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “—Non-United States holders—Payments With Respect to the CODES.” We must report annually to the IRS and to each Non-United States holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States holder resides.

In addition, if you are a Non-United States holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a CODES or share of common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Tax Event

The modification of the terms of the CODES by us upon a tax event could possibly alter the timing of income recognition by the holders with respect to the payments of interest due after the option exercise date.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the CODES by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the CODES of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the CODES should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition and/or holding of the CODES by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the CODES. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Since the CODES may be converted into our common stock, there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurances can be given, we believe that our underlying assets will not be plan assets for purposes of ERISA and the Code.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Representation

Accordingly, by acceptance of the CODES, each purchaser and subsequent transferee of the CODES will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the CODES, no portion of such purchaser’s or transferee’s assets constitutes assets of any Plan or (ii) the acquisition and holding of the CODES by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the CODES on behalf of, or with the assets of, any employee benefit plan, consult with their counsel to determine whether such employee benefit plan is subject to Title I of ERISA, Section 4975 of the Code or any similar laws.

SELLING SECURITYHOLDERS

The CODES were originally issued by us and sold by Lehman Brothers Inc. and Sandler O’Neill & Partners, L.P. (the “Initial Purchasers”) in a transaction exempt from the registration requirements of the Securities Act to persons by the Initial Purchasers reasonably believed to be qualified institutional buyers as that term is defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the CODES listed below and the shares of common stock issued upon purchase by us, or conversion, of such CODES. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of CODES that each selling securityholder listed below may offer pursuant to this prospectus and the number of shares of common stock into which such CODES are convertible. Only those selling securityholders listed below or their pledgees or donees (each of which intends to sell a principal amount of CODES that are convertible into 500 or fewer shares of common stock or to sell 500 or fewer shares of common stock into which the CODES are convertible) may offer and sell the CODES or the common stock into which such CODES are convertible pursuant to this prospectus. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock. In addition, except as set forth below, to the best of our knowledge, none of the selling securityholders beneficially owns any shares of our common stock.

We have prepared the table below based on information the selling securityholders have given to us on or prior to September 13, 2002. However, the selling securityholders may offer for sale pursuant to this prospectus from time to time any or all of the CODES or shares of common stock listed below. Accordingly, no estimate can be given as to the amounts of CODES or shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their CODES since the date of which the information in the table is presented.

Information about the selling securityholders may change over time. Changes in information may be set forth in prospectus supplements. From time to time, additional information concerning ownership of the CODES and shares of common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

Name	Aggregate principal Amount at Maturity of CODES that may be sold	Percentage of CODES outstanding	Number of Shares of Common Stock that may be sold(1)	Percentage of Shares of Common Stock Outstanding(2)
ABN AMRO Inc.(5)	$5,000,000	1.6%	76,849.50	*
AIG DKR SoundShore Opportunity Holding Fund Ltd.	$2,750,000	*	42,267.23	*
AIG DKR SoundShore Strategic Holding Fund Ltd.	$2,250,000	*	34,582.28	*
Amaranth LLC(5)	$5,200,000	1.7%	79,923.48	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$3,000,000	1.0%	46,109.70	*
Argent Classic Convertible Arbitrage Fund L.P.(5)	$2,000,000	*	30,739.80	*
Argent LowLev Convertible Arbitrage Fund LLC	$800,000	*	12,295.92	*
Argent Low Lev Convertible Arbitrage Fund Ltd.	$10,500,000	3.4%	161,383.95	*
B.G.I. Global Investors c/o Forest Investment Management LLC	$356,000	*	5,471.68	*
Black Diamond Capital I, Ltd.	$432,000	*	6,639.80	*
Black Diamond Convertible Offshore LDC	$2,875,000	*	44,188.46	*
Black Diamond Offshore Ltd.	$1,728,000	*	26,559.19	*
BNP Paribas Equity Strategies, SNC(5)	$7,500,000	2.4%	115,274.25	*
Deutsche Bank AG London(5)	$36,300,000	11.6%	557,927.37	1.1%

Name	Aggregate principal Amount at Maturity of CODES that may be sold	Percentage of CODES outstanding	Number of Shares of Common Stock that may be sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Deutsche Bank Securities, Inc.	$26,430,000	8.4%	406,226.46	*
Double Black Diamond Offshore LDC	$8,033,000	2.6%	123,466.41	*
Forest Fulcrum Fund L.L.P.(5)	$1,232,000	*	18,935.72	*
Forest Global Convertible Fund Series A-5	$5,165,000	1.7%	79,385.53	*
Gaia Offshore Master Fund Ltd.	$4,300,000	1.4%	66,090.57	*
Global Bermuda Limited Partnership	$800,000	*	12,295.92	*
KBC Financial Products (Cayman Islands) Limited(5)	$6,782,000	2.2%	104,238.66	*
KBC Financial Products USA Inc.(5)	$9,750,000	3.1%	149,856.53	*
Lakeshore International, Ltd.	$3,100,000	1.0%	47,646.69	*
Lehman Brothers Inc.(5)	$77,070,000	24.6%	1,184,558.19	2.3%
LLT Limited	$346,000	*	5,317.99	*
Lyxor Master Fund	$700,000	*	10,758.93	*
Lyxor Master Fund c/o Forest Investment Management LLC	$1,395,000	*	21,441.01	*
Lyxor Master Fund Ref: Argent/LowLev CB	$2,300,000	*	35,350.77	*
Peoples Benefit Life Insurance Company Teamsters	$9,475,000	3.0%	145,629.80	*
RBC Alternative Assets L.P. c/o Forest Investment Management LLC	$234,000	*	3,596.56	*

Name	Aggregate principal Amount at Maturity of CODES that may be sold	Percentage of CODES outstanding	Number of Shares of Common Stock that may be sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Relay 11 Holdings c/o Forest Investment Management LLC	$173,000	*	2,658.99	*
Silvercreek II Limited	$270,000	*	4,149.87	*
Silvercreek Limited Partnership	$730,000	*	11,220.03	*
Sunrise Partners LLC(5)	$3,550,000	1.1%	54,563.15	*
Sylvan (IMA) Ltd. c/o Forest Investment Management LLC	$478,000	*	7,346.81	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.(5)	$3,900,000	1.2%	59,942.61	*
Victory Capital Management as Trustee for the Key Trust Fixed Income Fund—DTC 2205	$420,000	*	6,455.36	*
Victory Capital Management as Trustee for the Charitable Income Fund—DTC 2205	$280,000	*	4,303.57	*
Victory Capital Management as Investment Manager for Compsource Oklahoma—DTC 954	$250,000	*	3,842.48	*
Victory Capital Management as Investment Manager for Georgia Municipal Retirement Trust—DTC 2971	$650,000	*	9,990.44	*
Wachovia Securities International LTD(5)	$20,800,000	6.6%	319,693.92	*
Worldwide Transactions Ltd.	$432,000	*	6,639.80	*

Name	Aggregate principal Amount at Maturity of CODES that may be sold	Percentage of CODES outstanding	Number of Shares of Common Stock that may be sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Zurich Institutional Benchmark Master Fund Ltd.	$1,400,000	*	21,517.86	*
Zurich Master Hedge Fund c/o Forest Investment Management LLC	$621,000	*	9,544.71	*
All other holders of CODES or future pledgees, donees, transferees or successors of any such holders(3)(4)	$41,120,000	13.1%	632,010.29	1.2%
Total	$312,877,000	100%	4,808,888.20	8.6%

*	Less than one percent.
(1)
Assumes conversion of all of the holder’s CODES at a conversion rate of 15.3699 shares of common stock per $1,000 principal amount at maturity of the CODES. This conversion rate is subject to adjustment, however, as described under “Description of the CODES—Conversion Rights”. As a result, the number of shares of common stock issuable upon conversion of the CODES may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 51,041,701 shares of common stock outstanding as of September 13, 2002. In calculating this amount for each holder, the number of shares of common stock issuable upon conversion of all of that holder’s CODES are treated as outstanding, but no other holder’s CODES are assumed to have been converted.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4)
Assumes that any other holders of CODES, or any future pledgees or donees, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the CODES at the initial conversion rate.

(5)
These selling holders are also broker-dealers, so they are deemed to be “underwriters” within the meaning of that term under the Securities Act. We have been advised that, with respect to any selling holders who are affiliates of broker-dealers, (1) the selling holder purchased the CODES in the ordinary course of business and (2) at the time of the purchase of the CODES to be resold, the selling holder had no agreements or understandings, directly or indirectly, with any person to distribute the CODES or the underlying common stock.

PLAN OF DISTRIBUTION

We are registering the CODES and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the CODES and the shares of common stock covered by this prospectus.

We will not receive any of the proceeds from the selling securityholders’ offers of CODES or the shares of common stock. The selling securityholders have advised us that the selling securityholders may sell all or a portion of the CODES and shares of common stock beneficially owned by them and offered hereby from time to time:

—	directly; or

—
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the CODES and shares of common stock for whom they may act as agent.

The CODES and the shares of common stock may be sold from time to time in one or more transactions at:

—	fixed prices, which may be changed;

—	prevailing market prices at the time of sale;

—	varying prices determined at the time of sale; or

—	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the CODES or shares of common stock offered by them hereby will be the purchase price of the CODES or shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

—
on any national securities exchange or quotation service on which the CODES or shares of common stock may be listed or quoted at the time of sale, including The Nasdaq Stock Market in the case of the shares of common stock;

—	in the over-the counter market;

—	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

—	through the writing of options; or

—	through any other legally available means.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the CODES and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the CODES and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the CODES and shares of common stock short and deliver CODES and shares of common stock to close out short positions, or loan or pledge CODES and shares of common stock to broker-dealers that in turn may sell the CODES and shares of common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the CODES and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the CODES and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the CODES and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The outstanding shares of common stock are listed for trading on The Nasdaq Stock Market. The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the CODES or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the CODES or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The CODES were issued and sold in April 2002 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act. We have agreed to indemnify the Initial Purchasers and each selling securityholder and their respective directors, officers, partners and control persons, and each selling securityholder has agreed to indemnify us, our directors, our officers who sign the registration statement to which this prospectus relates and each person, if any, who controls Greater Bay within the meaning of Section 15 of the Securities Act, against specified liabilities arising under the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the CODES and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the CODES and the underlying shares of common stock to engage in market-making activities with respect to the particular CODES and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the CODES and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the CODES and the underlying shares of common stock.

We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

—	two years after the last date of original issuance of any of the CODES;

—
the date when the holders of the CODES and the common stock issuable upon conversion of the CODES are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; or

—	the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

When we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of the CODES and the common stock covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing (a) the name of each such selling securityholder and of the participating broker-dealer or dealers, (b) the principal amount of the CODES and the number of shares of common stock involved, (c) the price at which the CODES and the common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, (e) that such broker-dealer or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction. In addition, when we are notified by a selling securityholder that a donee or pledgee intends to sell a principal amount of CODES that are convertible into more than 500 shares of common stock or that a donee or pledgee intends to sell more than 500 shares of common stock into which such CODES are convertible, we will file a supplement to this prospectus.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of CODES and shares of common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

The validity of the CODES and the common stock offered hereunder by Greater Bay, will be passed upon by Linda M. Iannone, Esq., general counsel of Greater Bay. Ms. Iannone holds 1,985 shares of common stock and 59,300 options to purchase shares of common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Registrant is paying all of the selling securityholders’ expenses related to this offering, except the selling securityholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by registrant in connection with this registration statement and the distribution of the CODES and shares of common stock registered hereby.

Securities and Exchange Commission registration fee	$ 16,883
Transfer agent’s, Trustees’ and Depositary’s fees and expenses	2,500
Legal fees and expenses	70,000
Accounting fees and expenses	13,000
Printing expenses	10,000
Miscellaneous expenses	2,500

Total	$114,883

All of the above items except the registration fee are estimated.

Item 15.    Indemnification of Directors and Officers

Article Five of Greater Bay’s articles of incorporation provides that Greater Bay shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of Greater Bay. If agents of Greater Bay breach a duty to Greater Bay and its shareholders, then Article Five authorizes Greater Bay, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of Greater Bay in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates Greater Bay’s indemnification of agents where the agent’s defense is successful on the merits. In other cases, Section 317 allows Greater Bay to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of Greater Bay’s Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, Greater Bay can indemnify an agent even when the agent is found liable. Section 317 also allows Greater Bay to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse Greater Bay if the agent is found liable. Greater Bay has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. Greater Bay also maintains directors’ and officers’ liability insurance.

The resale registration rights agreement with respect to the offering of securities registered hereunder provides in certain instances, for indemnification of Greater Bay and its officers and directors who signed this registration statement by the holders of the securities registered hereunder, against certain liabilities including liabilities under the Securities Act of 1933.

Item 16.    Exhibits

(a) Exhibits

3.1
Restated Articles of Incorporation, including Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 filed as part of the Annual Report on Form 10-K filed on February 1, 2000 and Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q filed on April 23, 2002).

3.2	Bylaws of registrant (incorporated by reference to the identically numbered exhibit filed as part of the Registration Statement on Form S-4 filed on August 24, 2001; SEC File No. 333-68336).

4.1	Indenture dated as of April 24, 2002 between Greater Bay Bancorp and Wilmington Trust Company, as trustee.*

4.2	Form of Zero Coupon Senior Convertible Contingent Debt Securities (CODES) due 2022 (included in Exhibit 4.1).*

4.3	Resale Registration Rights Agreement among Greater Bay Bancorp, Lehman Brothers Inc. and Sandler O’Neill & Partners, L.P. dated as of April 24, 2002.*

4.4	Rights Agreement concerning common stock and Series A preferred stock (incorporated by reference to Exhibit 1 of the Form 8-A filed on November 25, 1998; SEC File No. 000-25034).*

5.1	Opinion and Consent of Linda M. Iannone, Esq.*

8.1	Opinion and Consent of Manatt Phelps & Phillips, LLP as to certain U.S. federal tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Linda M. Iannone, Esq. (included in Exhibit 5.1 above).*

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).*

24	A power of attorney is set forth on the signature page of the Registration Statement.*

25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the indenture.*

*	Previously filed.

Item 17.    Undertakings

The undersigned registrant hereby undertakes as follows:

(a)    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of the 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however. That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, trustee or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on October 1, 2002.

GREATER BAY BANCORP

By:	/s/ DAVID L. KALKBRENNER
David L. Kalkbrenner President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. KALKBRENNER David L. Kalkbrenner	President and Chief Executive Officer (Principal Executive Officer)	October 1, 2002

/s/ STEVEN C. SMITH Steven C. Smith	Executive Vice President, Chief Administrative Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2002

* Robert A. Archer	Director	October 1, 2002

Frederick J. DeGrosz	Director

* Susan B. Ford	Director	October 1, 2002

* John M. Gatto	Director	October 1, 2002

* John J. Hounslow	Director	October 1, 2002

* James E. Jackson	Director	October 1, 2002

* Stanley A. Kangas	Director	October 1, 2002

* Daniel C. Libarle	Director	October 1, 2002

* Rex D. Lindsay	Director	October 1, 2002

* Arthur K. Lund	Director	October 1, 2002

George M. Marcus	Director

* Duncan L. Matteson	Director	October 1, 2002

* Glen McLaughlin	Director	October 1, 2002

* Linda R. Meier	Director	October 1, 2002

* Donald H. Seiler	Director	October 1, 2002

* Warren R. Thoits	Director	October 1, 2002

* James C. Thompson	Director	October 1, 2002

* T. John Whalen	Director	October 1, 2002

* By:	/s/ STEVEN C. SMITH
Steven C. Smith Attorney-in-fact

Index to Exhibits

3.1
Restated Articles of Incorporation, including Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 filed as part of the Annual Report on Form 10-K filed on February 1, 2000 and Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q filed on April 23, 2002).

3.2	Bylaws of registrant (incorporated by reference to the identically numbered exhibit filed as part of the Registration Statement on Form S-4 filed on August 24, 2001; SEC File No. 333-68336).

4.1	Indenture dated as of April 24, 2002 between Greater Bay Bancorp and Wilmington Trust Company, as trustee.*

4.2	Form of Zero Coupon Senior Convertible Contingent Debt Securities (CODES) due 2022 (included in Exhibit 4.1).*

4.3	Resale Registration Rights Agreement among Greater Bay Bancorp, Lehman Brothers Inc. and Sandler O’Neill & Partners, L.P. dated as of April 24, 2002.*

4.4	Rights Agreement concerning common stock and Series A preferred stock (incorporated by reference to Exhibit 1 of the Form 8-A filed on November 25, 1998; SEC File No. 000-25034).

5.1	Opinion and Consent of Linda M. Iannone, Esq.*

8.1	Opinion and Consent of Manatt Phelps & Phillips, LLP as to certain U.S. federal tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Linda M. Iannone, Esq. (included in Exhibit 5.1 above).*

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).*

24	A power of attorney is set forth on the signature page of the Registration Statement.*

25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the indenture.*

*	Previously filed.